Prospectus Supplement filed pursuant to Rule 424(b)(3)

in connection with Registration Statement No. 333-216030

Citius Pharmaceuticals, Inc.

Prospectus Supplement No. 1 dated June 2, 2017

(to Prospectus dated April 11, 2017)

11,444,204 shares of common stock

This Prospectus Supplement No. 1 updates, amends, and supplements the information previously included in our prospectus dated April 11, 2017, which we refer to as our prospectus, relating to the sale or other disposition from time to time of up to 11,444,204 shares of our common stock, $0.001 par value per share, of Citius Pharmaceuticals, Inc., held by selling stockholders named in the prospectus.

Quarterly Report on Form 10-Q

This Prospectus Supplement No. 1 incorporates into our prospectus the information contained in our attached Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which was filed with the Securities and Exchange Commission on May 15, 2017. Any exhibit contained in the Form 10-Q that has been deemed furnished and not filed in accordance with SEC rule or applicable law shall not be included in this Prospectus Supplement No. 1.

Entry into a Material Agreement

On May 10, 2017, we executed a convertible future promissory note and Conversion Agreement with Leonard Mazur and filed a Current Report on Form 8-K on May 11, 2017 to report the transaction. The material portions of that Form 8-K are set forth below.

On May 10, 2017, Citius Pharmaceuticals, Inc. (the “Company”) executed a convertible future advance promissory note in favor of Leonard Mazur (“Lender”) in the principal amount of up to $1,500,000 (the “Bridge Note”). The Company may draw on the Bridge Note as needed up to the $1,500,000 principal amount. Mr. Mazur extended an advance of $120,000 to the Company in April that is now governed under the terms of this Bridge Note and is the only amount outstanding under the Bridge Note at this time. The Bridge Note bears interest at the “Prime Rate” as published in the Wall Street Journal on the last day of the month plus 1%, and matures on the earlier of December 31, 2017 or conversion. The Bridge Note is convertible into shares of the Company’s common stock at a conversion price equal to 75% of the price per share paid by investors in the Company’s securities offering pursuant to an S-1 registration statement filed with the U.S. Securities and Exchange Commission (the “Securities Offering”). In addition, in the event the Company enters into a debt financing with a third party on terms better than those of the Bridge Note while such Bridge Note remains outstanding, the Company will notify Lender of such terms and Lender may elect, in Lender’s sole discretion, to amend the Bridge Note to incorporate such terms.

In addition, on May 10, 2017 the Company entered into a Conversion Agreement pursuant to which the Company and Lender consolidated Lender’s preexisting demand promissory notes (the “Preexisting Notes”) in the aggregate principal amount of $2,500,000 and converted them into a convertible promissory note (the “A&R Note”). The A&R Note also extended the maturity date on the obligations to December 31, 2017 (the “A&R Note” and, together with the Bridge Note and the Conversion Agreement, the “Financing Documents”). The A&R Note is convertible into shares of the Company’s common stock, at the sole discretion of Lender, at a conversion price equal to 75% of the price of the shares of the Company’s common stock sold in the Securities Offering. The other terms of the Preexisting Notes remain unchanged, and were reported in the Company’s Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission on September 7, 2016 and October 20, 2016.

The Lender, Leonard Mazur, is our Executive Chairman and Secretary and a director of the Company.

The foregoing summary of the material terms of the Financing Documents is subject to the full and complete terms of such Financing Documents which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017.

* * * * *

This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, our prospectus, including all amendments and supplements thereto.

___________________________________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of the original prospectus.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this Prospectus Supplement No. 1 is June 2, 2017.

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: March 31, 2017

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______________ to ______________

Commission File Number 333-170781

Citius Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	27-3425913
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11 Commerce Drive, First Floor, Cranford, NJ 07016

(Address of principal executive offices and zip code)

(908) 967-6677

(Registrant’s telephone number, including area code)

______________________________________________________________

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to filed such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of April 30, 2017, there were 75,504,242 shares of common stock, $0.001 par value, of the registrant issued and outstanding.

Citius Pharmaceuticals, Inc.

FORM 10-Q

March 31, 2017

2

EXPLANATORY NOTE

In this Quarterly Report on Form 10-Q, and unless the context otherwise requires the “Company,” “we,” “us” and “our” refer to Citius Pharmaceuticals, Inc. and its wholly owned subsidiaries, Citius Pharmaceuticals, LLC and Leonard-Meron Biosciences, Inc., taken as a whole.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in this report and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to:

•	our ability to raise funds for general corporate purposes and operations, including our clinical trials;
•	the commercial feasibility and success of our technology;
•	our ability to recruit qualified management and technical personnel;
•	the success of our clinical trials;
•	our ability to obtain and maintain required regulatory approvals for our products; and
•	the other factors discussed in the “Risk Factors” section and elsewhere in this report.

The foregoing list does not contain all of the risks and uncertainties. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws; we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the filing date of this report.

3

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

CITIUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	September 30,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$61,110	$294,351
Prepaid expenses	282,136	598,484
Total Current Assets	343,246	892,835

Property and Equipment, Net of Accumulated Depreciation of $6,123 and $4,780	2,399	3,742

Other Assets:
Deposits	2,167	2,167
Deferred offering costs	-	64,801
In-process research and development	19,400,000	19,400,000
Goodwill	1,586,796	1,586,796
Total Other Assets	20,988,963	21,053,764

Total Assets	$21,334,608	$21,950,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,862,940	$909,156
Accrued expenses	1,856,372	958,101
Accrued compensation	1,082,365	903,250
Accrued interest	63,950	30,871
Notes payable - related parties	2,022,970	672,970
Derivative warrant liability	426,264	1,681,973
Due to related party	27,637	27,637
Total Current Liabilities	7,342,498	5,183,958

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock - $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock - $0.001 par value; 200,000,000 shares authorized; 75,504,242 and 73,138,060 shares issued and outstanding at March 31, 2017 and September 30, 2016, respectively	75,504	73,138
Additional paid-in capital	36,172,114	34,029,492
Accumulated deficit	(22,255,508)	(17,336,247)
Total Stockholders’ Equity	13,992,110	16,766,383

Total Liabilities and Stockholders’ Equity	$21,334,608	$21,950,341

See notes to unaudited condensed consolidated financial statements.

4

CITIUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2017 AND 2016

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2017	2016	2017	2016

Revenues	$-	$-	$-	$-

Operating Expenses
Research and development	859,915	(200,300)	2,271,074	628,856
General and administrative	1,383,771	756,297	2,515,954	1,050,518
Stock-based compensation - general and administrative	300,030	115,614	541,544	236,913
Total Operating Expenses	2,543,716	671,611	5,328,572	1,916,287

Operating Loss	(2,543,716)	(671,611)	(5,328,572)	(1,916,287)

Other Income (Expense), Net
Interest income	-	3	-	18
Gain (loss) on revaluation of derivative warrant liability	(179,796)	(197,846)	442,390	(173,906)
Interest expense	(19,851)	-	(33,079)	-
Total Other Income (Expense), Net	(199,647)	(197,843)	409,311	(173,888)

Loss before Income Taxes	(2,743,363)	(869,454)	(4,919,261)	(2,090,175)
Income tax benefit	-	-	-	-

Net Loss	$(2,743,363)	$(869,454)	$(4,919,261)	$(2,090,175)

Net Loss Per Share - Basic and Diluted	$(0.04)	$(0.02)	$(0.07)	$(0.06)

Weighted Average Common Shares Outstanding
Basic and diluted	74,901,815	37,243,421	74,219,175	35,821,477

See notes to unaudited condensed consolidated financial statements.

5

CITIUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE SIX MONTHS ENDED MARCH 31, 2017

(Unaudited)

				Additional		Total
	Preferred	Common Stock		Paid-In	Accumulated	Stockholders'
	Stock	Shares	Amount	Capital	Deficit	Equity

Balance, September 30, 2016	$-	73,138,060	$73,138	$34,029,492	$(17,336,247)	$16,766,383
Issuance of common stock in private placements, net of costs	-	1,920,250	1,920	489,431	-	491,351
Issuance of common stock for services	-	445,932	446	298,328	-	298,774
Reclassification of derivative warrant liability to additional paid-in capital	-	-	-	813,319	-	813,319
Stock-based compensation	-	-	-	541,544	-	541,544
Net loss	-	-	-	-	(4,919,261)	(4,919,261)

Balance, March 31, 2017	$-	75,504,242	$75,504	$36,172,114	$(22,255,508)	$13,992,110

See notes to unaudited condensed consolidated financial statements.

6

CITIUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED MARCH 31, 2017 AND 2016

(Unaudited)

	2017	2016
Cash Flows From Operating Activities:
Net loss	$(4,919,261)	$(2,090,175)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (gain) on revaluation of derivative warrant liability	(442,390)	173,906
Stock-based compensation expense	541,544	236,913
Stock issued for services	298,774	90,000
Depreciation	1,343	-
Changes in operating assets and liabilities:
Prepaid expenses	316,348	60,000
Accounts payable	953,784	(437,232)
Accrued expenses	898,271	396,825
Accrued compensation	179,115	-
Accrued interest	33,079	-
Due to related party	-	(1,775)
Net Cash Used In Operating Activities	(2,139,393)	(1,571,538)

Cash Flows From Investing Activities:
Cash acquired in acquisition	-	255,748
Net Cash Provided By Investing Activities	-	255,748

Cash Flows From Financing Activities:
Proceeds from notes payable - related parties	1,350,000	-
Net proceeds from private placements	556,152	4,398,688
Net Cash Provided By Financing Activities	1,906,152	4,398,688

Net Change in Cash and Cash Equivalents	(233,241)	3,082,898
Cash and Cash Equivalents - Beginning of Period	294,351	676,137

Cash and Cash Equivalents - End of Period	$61,110	$3,759,035

Supplemental Disclosures Of Cash Flow Information and Non-cash Transactions:
Interest paid	$-	$-
Income taxes paid	$-	$-
Fair value of warrants recorded as derivative warrant liability	$-	$704,005
Reclassification of derivative warrant liability to additional paid-in capital	$813,319	$114,308

See Note 1 for supplemental cash flow information related to the acquisition of Leonard-Meron Biosciences, Inc.

See notes to unaudited condensed consolidated financial statements.

7

CITIUS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2017 AND 2016

(Unaudited)

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Citius Pharmaceuticals, Inc. (“Citius” or the “Company”) is a specialty pharmaceutical company dedicated to the development and commercialization of critical care products targeting unmet needs with a focus on anti-infectives, cancer care and unique prescription products. The Company was founded as Citius Pharmaceuticals, LLC, a Massachusetts limited liability company, on January 23, 2007. On September 12, 2014, Citius Pharmaceuticals, LLC entered into a Share Exchange and Reorganization Agreement with Citius Pharmaceuticals, Inc. (formerly Trail One, Inc.), a publicly traded company incorporated under the laws of the State of Nevada. Citius Pharmaceuticals, LLC became a wholly-owned subsidiary of Citius.

On March 30, 2016, Citius acquired Leonard-Meron Biosciences, Inc. (“LMB”) as a wholly-owned subsidiary (see “Acquisition of Leonard-Meron Biosciences, Inc.” below).

The Company had one approved product, Suprenza (phentermine hydrochloride), which it licensed out for promotion in the United States, Canada and Mexico. On July 1, 2016, the Company announced that it was discontinuing Suprenza. Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, and raising capital.

Citius is subject to a number of risks common to companies in the pharmaceutical industry including, but not limited to, risks related to the development by Citius or its competitors of research and development stage products, market acceptance of its products, competition from larger companies, dependence on key personnel, dependence on key suppliers and strategic partners, the Company’s ability to obtain additional financing and the Company’s compliance with governmental and other regulations.

Acquisition of Leonard-Meron Biosciences, Inc.

On March 30, 2016, the Company acquired all of the outstanding stock of Leonard-Meron Biosciences, Inc. (“LMB”) by issuing 29,136,839 shares of its common stock. As of March 30, 2016, the stockholders of LMB received approximately 41% of the issued and outstanding common stock of the Company. In addition, the Company converted the outstanding common stock warrants of LMB into 3,645,297 common stock warrants of the Company and converted the outstanding common stock options of LMB into 1,158,770 common stock options of the Company.

The Company acquired tangible assets consisting of cash of $255,748, prepaid expenses of $20,544, property and equipment of $5,085, deposits of $2,167, and identifiable intangible assets of $19,400,000 related to in-process research and development. The Company assumed accounts payable of $244,776, accrued expenses of $598,659, accrued compensation of $615,000, accrued interest of $23,862, and notes payable of $772,970. Accordingly, the net assets acquired amounted to $17,428,277.

The fair value of LMB’s net assets acquired on the date of the acquisition, based on management’s analysis of the fair value of the 29,136,839 shares of the Company’s common stock issued for LMB’s outstanding stock, the 3,645,297 Company common stock warrants issued for LMB’s outstanding common stock warrants, and the vested portion of the 1,158,770 Company common stock options issued for LMB’s outstanding common stock options was $19,015,073. The fair value of the common stock issued was estimated at $17,482,093, the fair value of the warrants issued was estimated at $1,071,172 and the fair value of the vested options was estimated at $461,808.

The Company recorded goodwill of $1,586,796 for the excess of the purchase price of $19,015,073 over the net assets acquired of $17,428,277.

In-process research and development represents the value of LMB’s leading drug candidate which is an antibiotic solution used to treat catheter-related bloodstream infections (Mino-Lok™) and is expected to be amortized on a straight-line basis over a period of eight years commencing upon revenue generation. Goodwill represents the value of LMB’s industry relationships and its assembled workforce. Goodwill will not be amortized but will be tested at least annually for impairment.

8

Unaudited pro forma operating results for the six months ended March 31, 2016, assuming the acquisition of LMB had been made as of October 1, 2015, are as follows:

2016
Revenues	$-
Net loss	$(5,343,124)
Net loss per share - basic and diluted	$(0.08)

Basis of Presentation and Summary of Significant Accounting Policies

Basis of Preparation - The accompanying consolidated financial statements include the operations of Citius Pharmaceuticals, Inc., and its wholly-owned subsidiaries, Citius Pharmaceuticals, LLC, and LMB since the March 30, 2016 acquisition. All significant inter-company balances and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, without being audited, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments considered necessary to make the financial statements not misleading have been included. Operating results for the six months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ending September 30, 2017. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended September 30, 2016 filed with the Securities and Exchange Commission.

Use of Estimates - Our accounting principles require our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Estimates having relatively higher significance include the accounting for acquisitions, stock-based compensation, valuation of warrants, and income taxes. Actual results could differ from those estimates and changes in estimates may occur.

Basic and Diluted Net Loss per Common Share - Basic and diluted net loss per common share is computed by dividing net loss in each period by the weighted average number of shares of common stock outstanding during such period. For the periods presented, common stock equivalents, consisting of options, warrants and convertible securities were not included in the calculation of the diluted loss per share because they were anti-dilutive.

2. GOING CONCERN UNCERTAINTY AND MANAGEMENT’S PLAN

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company experienced negative cash flows from operations of $2,139,393 for the six months ended March 31, 2017. At March 31, 2017, the Company had a working capital deficit of $6,999,252. The Company has no revenue and has relied on proceeds from equity transactions and debt to finance its operations. At March 31, 2017, the Company had limited capital to fund its operations. This raises substantial doubt about the Company’s ability to continue as a going concern.

The Company plans to raise capital through equity financings from outside investors as well as raise additional funds from existing investors and continued borrowings under related party debt agreements. There is no assurance, however, that the Company will be successful in raising the needed capital and, if funding is available, that it will be available on terms acceptable to the Company.

The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of the above uncertainty.

3. BUSINESS AGREEMENTS

Alpex Pharma S.A.

On June 12, 2008, the Company entered into a collaboration and license agreement (the “Alpex Agreement”) with Alpex Pharma S.A. (“Alpex”), in which Alpex granted the Company an exclusive right and license to use certain Alpex intellectual property in order to develop and commercialize orally disintegrating tablet formulations of pharmaceutical products in United States, Canada and Mexico. In addition, Alpex manufactures Suprenza, the Company’s commercialized pharmaceutical product, on a contract basis. The agreement was amended on November 15, 2011 as part of an Amendment and Coordination Agreement (see the “Three-Party Agreement” below).

9

Under the terms of the Alpex Agreement, as amended by the Three-Party Agreement dated November 15, 2011 (see below), Alpex is entitled to a payment per tablet manufactured and a percentage of all milestone, royalty and other payments received by the Company from Prenzamax, LLC, pursuant to a sublicense agreement (see below). In addition, under the terms of the Alpex Agreement, Alpex retained the right to use the clinical data generated by the Company to file for regulatory approval and market Suprenza in the rest of the world. In the event that Alpex has such sales, Alpex will pay the Company a percentage royalty on net sales, as defined (“Alpex Revenue”). No milestone, royalty or other payments were earned or received by the Company except for the reimbursement of certain regulatory fees under the Three-Party Agreement.

On July 1, 2016, the Company announced that it notified the Food and Drug Administration (“FDA”) and Alpex that it was discontinuing Suprenza.

Prenzamax, LLC

On November 15, 2011, the Company entered into an exclusive license agreement (the “Sublicense Agreement”) with Prenzamax, LLC (“Prenzamax”), in which the Company granted Prenzamax and its affiliates the exclusive right to commercialize Suprenza in the United States. Prenzamax is an affiliate of Akrimax, a related party (see Note 7) and was formed for the specific purpose of managing the Sublicense Agreement. Under the terms of the Sublicense Agreement, Prenzamax is to pay the Company a percentage of the product’s EBITDA, as defined (“Profit Share Payments”). In addition, Prenzamax is to reimburse the Company directly for certain development costs. These payments are to commence once Prenzamax has achieved profitability, as defined in the Sublicense Agreement. Further, under the terms of the Sublicense Agreement, Prenzamax is required to share in the royalty payment due to Alpex under the Alpex Agreement. In addition, Prenzamax is entitled to a percentage of the Alpex Revenue received by the Company. The Company has not been reimbursed for any development costs nor has it earned any Profit Share Payments.

On July 1, 2016, the Company announced that it notified Prenzamax that it was discontinuing Suprenza.

Three-Party Agreement

On November 15, 2011, the Company, Alpex and Prenzamax entered into the Three-Party Agreement wherein the terms of the Alpex Agreement were modified and Prenzamax and the Company agreed to each pay a portion of certain regulatory filing fees for as long as Prenzamax is purchasing Suprenza from Alpex pursuant to the Three-Party Agreement. During the three months ended March 31, 2016, the Company received $292,575 from Alpex as reimbursement for regulatory filing fees that were previously expensed during the three months ended December 31, 2015. The reimbursement was recorded as a reduction of research and development expenses.

On July 1, 2016, the Company announced that it notified Alpex and Prenzamax that it was discontinuing Suprenza.

Patent and Technology License Agreement

LMB has a patent and technology license agreement with Novel Anti-Infective Therapeutics, Inc., (“NAT”) to develop and commercialize Mino-Lok™ on an exclusive worldwide sub licensable basis, as amended. Since May 2014, LMB has paid an annual maintenance fee of $30,000 that increases over five years to $90,000, until commercial sales of a product subject to the license. LMB will also pay annual royalties on net sales of licensed products, with royalties ranging from the mid-single digits to the low double digits. In limited circumstances in which the licensed product is not subject to a valid patent claim and a competitor is selling a competing product, the royalty rate is in the low-single digits. After a commercial sale is obtained, LMB must pay minimum aggregate annual royalties that increase in subsequent years. LMB must also pay NAT up to $1,390,000 upon achieving specified regulatory and sales milestones. Finally, LMB must pay NAT a specified percentage of payments received from any sub licensees.

4. NOTES PAYABLE - RELATED PARTIES

On March 30, 2016, the Company assumed $772,970 of demand notes payable in the acquisition of LMB. The principal balance of the notes payable to our Chairman, Leonard Mazur, was $760,470 and the principal balance of the notes payable to our Chief Executive Officer, Myron Holubiak, was $12,500. Notes with a principal balance of $704,000 accrue interest at the prime rate plus 1.0% per annum and notes with a principal balance of $68,970 accrue interest at 12% per annum. In April 2016, $600,000 of the prime rate plus 1.0% demand notes payable and accrued interest of $1,985 was repaid to Leonard Mazur.

The Board of Directors has authorized revolving demand promissory notes with Leonard Mazur in an aggregate principal amount of up to $2,500,000, of which $1,850,000 is outstanding at March 31, 2017.

10

On September 7, 2016, the Company issued a $500,000 demand promissory note to our Chairman, Leonard Mazur which matures on demand by the lender. The Company then issued $1,350,000 of additional demand promissory notes to Leonard Mazur during the six months ended March 31, 2017 which mature on the earlier of December 31, 2017 or demand by the lender. These notes accrue interest at the prime rate plus 1%.

Interest expense on notes payable - related parties was $19,851 and $33,079 for the three and six months ended March 31, 2017.

5. DERIVATIVE WARRANT LIABILITY

Derivative financial instruments are recognized as a liability on the consolidated balance sheet and measured at fair value. At March 31, 2017 and September 30, 2016, the Company had outstanding warrants to purchase 1,900,000 shares and 4,616,668 shares, respectively, of its common stock that are considered to be derivative instruments since the agreements contain “down round” provisions whereby the exercise price of the warrants is subject to adjustment in the event that the Company issues common stock for less than $0.60 per share within one-year of the original issuance of the warrants (see Note 6).

The Company performs valuations of the warrants using the Black-Scholes option pricing model which value was also compared to a Binomial Option Pricing Model for reasonableness. The Black-Scholes option pricing model requires input of assumptions including the risk-free interest rates, volatility, expected life and dividends. Selection of these inputs involves management’s judgment and may impact net loss. Due to our limited operating history and limited number of sales of our common stock, we estimate our volatility based on a number of factors including the volatility of comparable publicly traded pharmaceutical companies. The volatility factor used in the Black-Scholes option pricing model has a significant effect on the resulting valuation of the derivative liabilities on our balance sheet. The volatility calculated at March 31, 2017 was 85%. We used a risk-free interest rate of 1.96%, estimated lives of 4.04 to 4.07 years, which are the remaining contractual lives of the warrants subject to “down round” provisions, and no dividends to our common stock. The volatility calculated at September 30, 2016 was 73%. We used a risk-free interest rate of 1.14%, estimated lives of 4.10 to 4.57 years, which are the remaining contractual lives of the warrants subject to “down round” provisions, and no dividends to our common stock.

During the six months ended March 31, 2017, anti-dilution rights related to warrants to purchase 2,716,668 shares of common stock expired which resulted in a reclassification from derivative warrant liability to additional paid-in capital of $813,319.

The table below presents the changes in the derivative warrant liability, which is measured at fair value on a recurring basis and classified as Level 3 in the fair value hierarchy:

	Six Months Ended March 31, 2017	Six Months Ended March 31, 2016
Derivative warrant liability, beginning of period	$1,681,973	$738,955
Fair value of warrants issued	-	704,005
Total realized/unrealized losses (gains) included in net loss	(442,390)	173,906
Reclassification of liability to additional paid-in capital	(813,319)	(114,308)
Derivative warrant liability, end of period	$426,264	$1,502,558

6. COMMON STOCK, STOCK OPTIONS AND WARRANTS

Common Stock

On September 15, 2016, the stockholders approved an increase in the number of shares of authorized common stock from 90,000,000 shares to 200,000,000 shares. In addition, the stockholders granted the Board of Directors the authority to affect a reverse stock split of our common stock by a ratio of not less than 1-for-8 and not more than 1-for-20 at any time prior to September 15, 2017.

Private Offerings

On September 12, 2014, the Company sold 3,400,067 Units for a purchase price of $0.60 per Unit for gross proceeds of $2,040,040. Each Unit consists of one share of common stock and one five-year warrant (the “Investor Warrants”) to purchase one share of common stock at an exercise price of $0.60 (the “Private Offering”). The Investor Warrants will be redeemable by the Company at a price of $0.001 per Investor Warrant at any time subject to the conditions that (i) the common stock has traded for twenty (20) consecutive trading days with a closing price of at least $1.50 per share with an average trading volume of 50,000 shares per day and (ii) the Company provides 20 trading days prior notice of the redemption and the closing price of the common stock is not less than $1.17 for more than any 3 days during such notice period and (iii) the underlying shares of common stock are registered.

11

The Company issued the Placement Agent and their designees five-year warrants (the “Placement Agent Unit Warrants”) to purchase 680,013 Units at an exercise price of $0.60 per Unit. The Placement Agent Unit Warrants are exercisable on a cash or cashless basis with respect to purchase of the Units, and will be exercisable only for cash with respect to warrants received as part of the Units.

In addition, the Placement Agent was issued warrants to purchase 1,000,000 shares of common stock exercisable for cash at $0.60 per share for investment banking services provided in connection with the transaction (the “Placement Agent Share Warrants”).

In connection with the Private Offering, the Company entered into a Registration Rights Agreement pursuant to which the Company filed a registration statement, registering for resale all shares of common stock (i) included in the Units; and (ii) issuable upon exercise of the Investor Warrants. The Company filed the Registration Statement on September 11, 2015 and it was declared effective on January 21, 2016.

During the year ended September 30, 2015, the Company sold an additional 2,837,037 Units for a purchase price of $0.54 per Unit and 200,000 Units for a purchase price of $0.60 per Unit for gross proceeds of $1,652,000. Each Unit consists of one share of common stock and one Investor Warrant (see description above).

During the year ended September 30, 2016, the Company sold an additional 4,350,001 Units for a purchase price of $0.54 per Unit and 266,667 Units for a purchase price of $0.60 per Unit for gross proceeds of $2,509,000. Each Unit consists of one share of common stock and one Investor Warrant (see description above). On May 12, 2016, the Company announced that it had completed the final phase of the Private Offering.

On March 22, 2016, the Company sold 5,000,000 shares of common stock at $0.60 per share to its Chairman of the Board, Leonard Mazur, for gross proceeds of $3,000,000. There were no expenses related to this placement.

In February 2017, the Company completed an offering (the “2016 Offering”) and sold 1,920,250 units (the “2016 Offering Units”) during the six months ended March 31, 2017, with each 2016 Offering Unit consisting of (i) one share of common stock and (ii) a warrant to purchase one share of common stock (the “2016 Offering Warrants”) for gross proceeds of $768,100. Each 2016 Offering Unit was sold at a negotiated price of $0.40. Each 2016 Offering Warrant has an exercise price of $0.55 and is exercisable for a period of five years from the date of issuance. The Placement Agent received a 10% cash commission on the gross proceeds of each sale of the 2016 Offering Units. In addition, the Placement Agent also received (i) an expense allowance equal to 3% of the proceeds of the sale, and (ii) warrants to purchase a number of shares of common stock equal to 10% of the 2016 Offering Units sold at an exercise price of $0.55 per share.

During January 2017, the Company issued 445,932 shares of its common stock for investor relations services. The $298,774 fair value of the common stock was expensed during the six months ended March 31, 2017.

Stock Options

On September 12, 2014, the Board of Directors adopted the 2014 Stock Incentive Plan (the “2014 Plan”) and reserved 13,000,000 shares of common stock for issuance to employees, directors and consultants. On September 12, 2014, the stockholders approved the plan. Pursuant to the 2014 Plan, the Board of Directors (or committees and/or executive officers delegated by the Board of Directors) may grant stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash-based awards. As of March 31, 2017, there were options to purchase an aggregate of 8,862,770 shares of common stock outstanding under the 2014 Plan and 4,137,230 shares available for future grants.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. Due to its limited operating history and limited number of sales of its Common Stock, the Company estimated its volatility in consideration of a number of factors including the volatility of comparable public companies. The Company uses historical data, as well as subsequent events occurring prior to the issuance of the consolidated financial statements, to estimate option exercises and employee terminations within the valuation model. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption. The expected term of stock options granted, all of which qualify as “plain vanilla,” is based on the average of the contractual term (generally 10 years) and the vesting period. For non-employee options, the expected term is the contractual term.

12

A summary of option activity under the 2014 Plan as of March 31, 2017 and the changes during the six months then ended is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2016	8,732,770	$0.54	8.59 years	$1,355,924
Granted	130,000	0.67
Exercised	-	-
Forfeited or expired	-	-
Outstanding at March 31, 2017	8,862,770	$0.54	8.12 years	$436,911
Exercisable at March 31, 2017	5,647,331	$0.43	7.66 years	$427,036

Stock-based compensation expense for the six months ended March 31, 2017 and 2016 was $541,544 and $236,913, respectively.

At March 31, 2017, unrecognized total compensation cost related to unvested awards of $883,760 is expected to be recognized over a weighted average period of 1.53 years.

Warrants

The Company has reserved 20,171,370 shares of common stock for the exercise of outstanding warrants. The following table summarizes the warrants outstanding at March 31, 2017:

	Exercise price	Number		Expiration Dates
Investor Warrants	$0.60	3,400,067		September 12, 2019
Placement Agent Unit Warrants	0.60	680,013		September 12, 2019
Warrants underlying Placement Agent Unit Warrants	0.60	680,013		September 12, 2019
Placement Agent Share Warrants	0.60	1,000,000		September 12, 2019
Investor Warrants	0.60	2,145,371		March 19, 2020 - June 26, 2020
Investor Warrants	0.60	891,666		July 2, 2020 - September 14, 2020
Investor Warrants	0.60	583,334		November 5, 2020 - November 20, 2020
Investor Warrants	0.60	2,133,334		January 7, 2021 - March 21, 2021
Investor Warrants	0.60	1,900,000	(1)	April 15, 2021 - April 25, 2021
LMB Warrants	0.41	1,352,266		June 12, 2019 - March 2, 2021
LMB Warrants	0.66	122,319		September 30, 2019 - January 8, 2020
LMB Warrants	1.38	265,814		November 3, 2019 - March 6, 2020
LMB Warrants	0.50	1,108,249		August 18, 2020 - March 14, 2021
LMB Warrants	0.91	796,649		March 24, 2022 - April 29, 2022
Financial Advisor Warrants	0.20	1,000,000		August 15, 2021
2016 Offering Warrants	0.55	1,920,250		November 23, 2021 - February 27, 2022
2016 Offering Placement Agent Warrants	0.55	192,025		November 23, 2021 - February 27, 2022
		20,171,370

__________

(1) Fair value of these warrants are included in the derivative warrant liability

During the six months ended March 31, 2017, the Company sold 1,920,250 2016 Offering Units, at a price of $0.40 per Unit, consisting of (i) one share of common stock and (ii) a warrant to purchase one share of common stock. Each 2016 Offering Warrant has an exercise price of $0.55 and is exercisable for five years from the date of issuance. Additionally, warrants to purchase 192,025 shares of common stock were granted to the Placement Agent pursuant to the above pricing terms.

At March 31, 2017, the weighted average remaining life of all of the outstanding warrants is 3.43 years, all warrants are exercisable, and the aggregate intrinsic value for the warrants outstanding was $210,000.

13

7. RELATED PARTY TRANSACTIONS

As of March 31, 2017 and September 30, 2016, the Company owed $27,637 to a company affiliated through common ownership for the expenses the related party paid on the Company’s behalf and services performed by the related party.

Our Chairman of the Board, Leonard Mazur, is the cofounder and Vice Chairman of Akrimax Pharmaceuticals, LLC (“Akrimax”), a privately held pharmaceutical company specializing in producing cardiovascular and general pharmaceutical products (see Note 3).

Our Chairman of the Board, Leonard Mazur, and our Chief Executive Officer, Myron Holubiak, were co-founders and significant shareholders in LMB. In connection with the acquisition of LMB, our Chairman purchased an additional 5,000,000 shares of the Company.

The Company has outstanding debt due to Leonard Mazur and Myron Holubiak (see Note 4).

General and administrative expense for each of the six months ended March 31, 2017 and 2016 includes $24,000 paid to a financial consultant who is a stockholder of the Company.

8. OPERATING LEASE

LMB leases office space from Akrimax (see Note 7) in Cranford, New Jersey at a monthly rental rate of $2,167 pursuant to an agreement which currently expires on October 31, 2017. Rent expense for the six months ended March 31, 2017 was $13,000. There was no rent expense for the six months ended March 31, 2016.

9. SUBSEQUENT EVENTS

On April 7, 2017, the Company issued a three year Unit Purchase Option Agreement to a consultant for the purchase 570,000 units at a purchase price of $0.60 cents per unit. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $0.60 cents per share which expires three years after exercise of the Unit Purchase Option Agreement. The consultant will provide the Company with business development and financing assistance.

In April 2017, the Company issued a $650,000 demand note to its Chairman under the same terms as the notes issued during the six months ended March 31, 2017.

The Company issued demand promissory notes in favor of Leonard Mazur, its Executive Chairman, during 2016 and through April 2017 in the aggregate principal amount of $2,500,000 (collectively, the “Notes”). In May 2017, the Company entered into a conversion agreement (the "Conversion Agreement") with Mr. Mazur, pursuant to which the Company and Mr. Mazur consolidated the Notes and converted them into a convertible promissory note (the “A&R Note”). The A&R Note matures on June 30, 2018. The A&R Note is convertible into shares of the Company’s common stock, at the sole discretion of Mr. Mazur, at a conversion price equal to 75% of the price of the shares of the Company’s common stock sold in the Company’s securities offering pursuant to the S-1 registration statement filed with the U.S. Securities and Exchange Commission (the “Securities Offering”).

In the third quarter the Company completed a bridge financing pursuant to which it issued an unsecured future advance convertible promissory note in the principal amount of up to $1,500,000 (the “Bridge Note”) to Mr. Mazur. The Company may draw on the Bridge Note as needed up to the $1,500,000 principal amount. Mr. Mazur has extended advances to the Company totaling $240,000 under this Bridge Note. That is the only amount outstanding under the Bridge Note at this time. The Bridge Note is due and payable on December 31, 2017. It bears interest at the rate of the Wall Street Journal prime rate plus one percent per year, compounded annually, and is convertible into shares of the Company’s common stock at a conversion price equal to 75% of the price per share paid by investors in the Securities Offering. In addition, in the event the Company enters into a debt financing with a third party on terms better than those of the Bridge Note while the Bridge Note remains outstanding, the Company will notify Mr. Mazur of such terms and he may elect, in his sole discretion, to amend his Bridge Note to incorporate such terms. In addition, the Company has engaged Paulson Investment Company, LLC to secure additional debt financing.

On May 12, 2017, the Company filed a registration statement on Form S-1 with the U.S. Securities & Exchange Commission to register up to approximately $18 million of securities, the proceeds of which will be used towards the research and development of our products and product candidates and the remainder for capital expenditures, working capital and other general corporate purposes. No assurance can be given that such offering will be consummated, or if consummated, will raise the maximum amount contemplated thereunder. The Company may not sell securities pursuant to the registration statement until it is declared effective.

14

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations for the three and six months ended March 31, 2017 should be read together with our unaudited consolidated financial statements and related notes included elsewhere in this report and in conjunction with the audited financial statements of Citius Pharmaceuticals, Inc. included in our Annual Report on Form 10-K for the year ended September 30, 2016. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expected performance. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors. We caution that assumptions, expectations, projections, intentions or beliefs about future events may, and often do, vary from actual results and the differences can be material. Please see “Cautionary Note Regarding Forward-Looking Statements.”

Historical Background

Citius Pharmaceuticals, Inc. (“Citius” or the “Company”) is a specialty pharmaceutical company dedicated to the development and commercialization of critical care products targeting unmet needs with a focus on anti-infectives, cancer care and unique prescription products. On September 12, 2014, we acquired Citius Pharmaceuticals, LLC as a wholly-owned subsidiary.

Citius Pharmaceuticals, LLC was founded in Massachusetts in January 2007. Activities since Citius Pharmaceuticals, LLC’s inception through March 31, 2017 were devoted primarily to the development and commercialization of therapeutic products for large and growing markets using innovative patented or proprietary formulations and novel drug delivery technology.

On March 30, 2016, the Company acquired all of the outstanding stock of Leonard-Meron Biosciences, Inc. (“LMB”) by issuing 29,136,839 shares of its common stock. As of March 30, 2016, the stockholders of LMB received approximately 41% of the issued and outstanding common stock of the Company. In addition, the Company converted the outstanding common stock warrants of LMB into 3,645,297 common stock warrants of the Company and converted the outstanding common stock options of LMB into 1,158,770 common stock options of the Company. Management estimated the fair value of the purchase consideration to be $19,015,073.

In connection with the acquisition, the Company acquired net assets of $17,428,277, including identifiable intangible assets of $19,400,000 related to in-process research and development and other assets and liabilities. The Company recorded goodwill of $1,586,796 for the excess of the purchase price over the net assets acquired.

In-process research and development represents the value of LMB’s leading drug candidate, which is an antibiotic solution used to treat catheter-related bloodstream infections. Goodwill represents the value of LMB’s industry relationships and its assembled workforce. In-process research and development is expected to be amortized on a straight-line basis over a period of eight years commencing upon revenue generation. Goodwill will not be amortized, but will be tested at least annually for impairment.

Through March 31, 2017, the Company has devoted substantially all of its efforts to product development, raising capital, building infrastructure through strategic alliances and coordinating activities relating to its first commercial product Suprenza. On July 1, 2016, the Company announced that it was discontinuing Suprenza and was focusing on the Phase 3 development of Mino-Lok™, an antibiotic lock solution used to treat patients with catheter-related bloodstream infections, and the Phase 2b development of Hydro-Lido for hemorrhoids. The Company has not yet realized any revenues from its planned principal operations.

Patent and Technology License Agreement

LMB has a patent and technology license agreement with Novel Anti-Infective Therapeutics, Inc., (“NAT”) to develop and commercialize Mino-Lok™ on an exclusive worldwide sub licensable basis, as amended. Since May 2014, LMB has paid an annual maintenance fee of $30,000 that increases over five years to $90,000, until commercial sales of a product subject to the license. LMB will also pay annual royalties on net sales of licensed products, with royalties ranging from the mid-single digits to the low double digits. In limited circumstances in which the licensed product is not subject to a valid patent claim and a competitor is selling a competing product, the royalty rate is in the low-single digits. After a commercial sale is obtained, LMB must pay minimum aggregate annual royalties that increase in subsequent years. LMB must also pay NAT up to $1,390,000 upon achieving specified regulatory and sales milestones. Finally, LMB must pay NAT a specified percentage of payments received from any sub licensees.

15

RESULTS OF OPERATIONS

Three months ended March 31, 2017 compared with the three months ended March 31, 2016

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Revenues	$-	$-

Operating expenses:
Research and development	859,915	(200,300)
General and administrative	1,383,771	756,297
Stock-based compensation	300,030	115,614
Total operating expenses	2,543,716	671,611
Operating loss	(2,543,716)	(671,611)
Interest income	-	3
Loss on revaluation of derivative warrant liability	(179,796)	(197,846)
Interest expense	(19,851)	-
Net loss	$(2,743,363)	$(869,454)

Revenues

We did not generate any revenues for the three months ended March 31, 2017 and 2016.

Research and Development Expenses

For the three months ended March 31, 2017, research and development expenses were $859,915 as compared to $(200,300) during the three months ended March 31, 2016. The $1,060,215 increase in 2017 was primarily due to the $805,642 in costs incurred by LMB on the development of Mino-Lok™. In addition, during the three months ended March 31, 2016, the Company received $292,575 from Alpex as reimbursement for regulatory filing fees that were previously expensed during the three months ended December 31, 2015. We are actively seeking to raise additional capital in order to fund our research and development efforts.

General and Administrative Expenses

For the three months ended March 31, 2017, general and administrative expenses were $1,383,771 as compared to $756,297 during the three months ended March 31, 2016. The $627,474 increase in 2017 was primarily due to the acquisition of LMB on March 30, 2016 which resulted in increased compensation costs, increased consulting fees incurred for financing activities and corporate development services, and increased investor relations fees.

Stock-based Compensation Expense

For the three months ended March 31, 2017, stock-based compensation expense was $300,030 as compared to $115,614 for the three months ended March 31, 2016. The $184,416 increase in expense includes the expense for options assumed in the acquisition of LMB, as well as recent grants to new directors and new employees.

Other Income (Expense)

There was no interest income earned on our cash balances for the three months ended March 31, 2017 and only $3 in interest income earned for the three months ended March 31, 2016.

Loss on revaluation of derivative warrant liability for the three months ended March 31, 2017 was $179,796 compared to $197,846 for the three months ended March 31, 2016. The fair value of the derivative warrant liability fluctuates with changes in our stock price, volatility, remaining lives of the warrants, and interest rates. At March 31, 2017, the Company has 1,900,000 outstanding warrants that are considered to be derivative instruments since the agreements contain “down round” provisions whereby the exercise price of the warrants is subject to adjustment in the event that the Company issues common stock for less than $0.60 per share within one-year of the original issuance of the warrants. These down round provisions expired on April 25, 2017.

Interest expense on the notes payables acquired in the acquisition of LMB and recent borrowings from our Chairman was $19,851 for the three months ended March 31, 2017. There was no interest expense for the three months ended March 31, 2016.

16

Net Loss

For the three months ended March 31, 2017, we incurred a net loss of $2,743,363 compared to a net loss for the three months ended March 31, 2016 of $869,454. The $1,873,909 increase in the net loss was primarily due to the $1,060,215 increase in research and development expenses and the increase of $627,474 in general and administrative expenses.

Six months ended March 31, 2017 compared with the six months ended March 31, 2016

	Six Months Ended March 31, 2017	Six Months Ended March 31, 2016
Revenues	$-	$-

Operating expenses:
Research and development	2,271,074	628,856
General and administrative	2,515,954	1,050,518
Stock-based compensation	541,544	236,913
Total operating expenses	5,328,572	1,916,287
Operating loss	(5,328,572)	(1,916,287)
Interest income	-	18
Gain (loss) on revaluation of derivative warrant liability	442,390	(173,906)
Interest expense	(33,079)	-
Net loss	$(4,919,261)	$(2,090,175)

Revenues

We did not generate any revenues for the six months ended March 31, 2017 and 2016.

Research and Development Expenses

For the six months ended March 31, 2017, research and development expenses were $2,271,074 as compared to $628,856 during the six months ended March 31, 2016. The $1,642,218 increase in 2017 was primarily due to the $2,149,277 in costs incurred by LMB on the development of Mino-Lok™ offset by a decrease of $507,059 in costs incurred in the development of our product for the treatment of hemorrhoids and costs related to Suprenza including the $292,575 received from Alpex as reimbursement for regulatory filing fees. We are actively seeking to raise additional capital in order to fund our research and development efforts.

General and Administrative Expenses

For the six months ended March 31, 2017, general and administrative expenses were $2,515,954 as compared to $1,050,518 during the six months ended March 31, 2016. The $1,465,436 increase in 2017 was primarily due to the acquisition of LMB on March 30, 2016 which resulted in increased compensation costs, increased consulting fees incurred for financing activities and corporate development services, and increased investor relations fees.

Stock-based Compensation Expense

For the six months ended March 31, 2017, stock-based compensation expense was $541,544 as compared to $236,913 for the six months ended March 31, 2016. The $304,631 increase in expense includes the expense for options assumed in the acquisition of LMB, as well as recent grants to new directors and new employees.

17

Other Income (Expense)

There was no interest income earned on our cash balances for the six months ended March 31, 2017 and only $18 in interest income earned for the six months ended March 31, 2016.

Gain (loss) on revaluation of derivative warrant liability for the six months ended March 31, 2017 was $442,390 compared to $(173,906) for the six months ended March 31, 2016. The fair value of the derivative warrant liability fluctuates with changes in our stock price, volatility, remaining lives of the warrants, and interest rates. The gain for the six months ended March 31, 2017 was primarily due to a decrease in the fair value of our stock from $0.63 per share at September 30, 2016 to $0.41 per share at March 31, 2017.

Interest expense on the notes payables acquired in the acquisition of LMB and recent borrowings from our Chairman was $33,079 for the six months ended March 31, 2017. There was no interest expense for the six months ended March 31, 2016.

Net Loss

For the six months ended March 31, 2017, we incurred a net loss of $4,919,261 compared to a net loss for the six months ended March 31, 2016 of $2,090,175. The $2,829,086 increase in the net loss was primarily due to the $1,642,218 increase in research and development expenses and the increase of $1,465,436 in general and administrative expenses offset by the $616,296 increase in the gain on the revaluation of derivative warrant liability.

LIQUIDITY AND CAPITAL RESOURCES

Going Concern Uncertainty and Working Capital

Citius has incurred operating losses since inception and incurred a net loss of $4,919,261 for the six months ended March 31, 2017. At March 31, 2017, Citius had an accumulated deficit of $22,255,508. Citius’ net cash used in operations during the six months ended March 31, 2017 was $2,139,393.

As of March 31, 2017, Citius had a working capital deficit of $6,999,252. The working capital deficit was attributable to the operating losses incurred by the Company since inception offset by our capital raising activities. At March 31, 2017, Citius had cash and cash equivalents of $61,110 available to fund its operations. The Company’s primary sources of cash flow since inception have been from financing activities. During the six months ended March 31, 2017, the Company received net proceeds of $556,152 from the issuance of equity and $1,350,000 from the issuance of notes payable to our Chairman, Leonard Mazur. Our primary uses of operating cash were for product development and commercialization activities, regulatory expenses, employee compensation, consulting fees, legal and accounting fees, insurance and travel expenses.

On September 7, 2016, the Company issued a $500,000 demand promissory note to our Chairman, Leonard Mazur which matures on demand by the lender. The Company issued $1,350,000 of additional demand promissory notes to Leonard Mazur during the six months ended March 31, 2017 which mature on the earlier of December 31, 2017 or demand by the lender. These notes accrue interest at the prime rate plus 1%. The Board of Directors has authorized additional revolving demand promissory notes with Leonard Mazur on substantially similar terms in an aggregate principal amount of up to $2,500,000, of which $1,850,000 is outstanding at March 31, 2017.

In October 2016, the Company commenced an offering (the “2016 Offering”) of up to 15,000,000 units at a price of $0.40 (the “2016 Offering Units”), each 2016 Offering Unit consists of (i) one share of common stock and (ii) a warrant to purchase one share of common stock (the “2016 Offering Warrants”) for gross proceeds of up to $6,000,000 with an over-subscription allotment of up to $2,000,000. Each 2016 Offering Warrant has an exercise price of $0.55 and is exercisable for five years from the date of issuance. The Placement Agent will receive a 10% cash commission on the gross proceeds of each sale of the 2016 Offering Units. In addition, on each closing the Placement Agent will also receive (i) an expense allowance equal to 3% of the proceeds of the sale, and (ii) warrants to purchase a number of shares of common stock equal to 10% of the 2016 Offering Units sold at an exercise price of $0.55 per share.

During the six months ended March 31, 2017, the Company sold 1,920,250 2016 Offering Units for gross proceeds of $768,100. Additionally, warrants to purchase 192,025 shares of common stock were granted to the Placement Agent pursuant to the above pricing terms. The Placement agent was paid commissions and an expense allowance of $99,853. Other costs of the placement were $176,896.

We expect that we will have sufficient funds to continue our operations for the next three months. We plan to raise additional capital in the future to support our operations. There is no assurance, however, that we will be successful in raising the needed capital or that the proceeds will be received in a timely manner to fully support our operations.

Inflation

Our management believes that inflation has not had a material effect on our results of operations.

18

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of our financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities as of the date of the financial statements and the amounts of revenues and expenses recorded during the reporting periods. We base our estimates on historical experience, where applicable and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions.

Our critical accounting policies and use of estimates are discussed in, and should be read in conjunction with, the annual consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016 as filed with the SEC.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed in reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported within the specified time periods and accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding disclosure.

Our Chief Executive Officer and Principal Financial Officer (“CEO”), evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) as of March 31, 2017. In designing and evaluating disclosure controls and procedures, we recognize that any disclosure controls and procedures, no matter how well designed and operated, can only provide reasonable assurance of achieving the desired control objective. As of March 31, 2017, based on the evaluation of these disclosure controls and procedures, and in light of the material weaknesses found in our internal controls, the CEO concluded that our disclosure controls and procedures were not effective. In our assessment of the effectiveness of internal control over financial reporting as of March 31, 2017, we determined that control deficiencies existed that constituted material weaknesses, as described below:

1)	lack of documented policies and procedures;
2)	the financial reporting function is carried out by consultants; and
3)	ineffective separation of duties due to limited staff.

In light of the conclusion that our internal controls over financial reporting were ineffective as of March 31, 2017, we have applied procedures and processes as necessary to ensure the reliability of our financial reporting in regards to this quarterly report on Form 10-Q. Accordingly, the Company believes, based on its knowledge, that: (i) this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading with respect to the periods covered by this report; and (ii) the financial statements, and other financial information included in this quarterly report, fairly present in all material respects our financial condition, results of operations and cash flows as of and for the periods presented in this quarterly report.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended March 31, 2017 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

19

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

None.

Item 1A. Risk Factors

There has been no change in the Company’s risk factors since the Company’s Form 10-K filed with the SEC on December 23, 2016.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

During the six months ended March 31, 2017, the Company sold 1,920,250 2016 Offering Units for a purchase price of $0.40 per unit for gross proceeds of $768,100. The Company registered the 1,920,250 shares issued and the shares underlying the warrants issued on a Form S-1 which was declared effective on April 11, 2017.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

20

Item 6. Exhibits

All references to registrant’s Forms 8-K, 10-K and 10-Q include reference to File No. 333-170781

10.1	Future Advance Convertible Promissory Note dated May 10, 2017 between Leonard Mazur and the Company.*

10.2	Conversion Agreement dated May 10, 2017 between Leonard Mazur and the Company.*

10.3	Amended and Restated Demand Convertible Promissory Note dated May 10, 2017 between Leonard Mazur and the Company.*

10.4	Form of Common Stock Purchase Warrant.*

10.5	Form of Unit Purchase Agreement.*

10.6	Placement Agency Agreement dated September 27, 2016 between Garden State Securities, Inc. and the Company.*

10.7	Amendment to Placement Agency Agreement dated November 23, 2016 between Garden State Securities, Inc. and the Company.*

10.8	Second Amendment to the Patent and Technology License Agreement dated March 20, 2017 between Novel Anti-Infective Technologies, LLC and Leonard-Meron Biosciences, Inc.*

31.1	Certification of the Principal Executive and Financial Officer pursuant to Exchange Act Rule 13a-14(a).*

32.1	Certification of the Principal Executive and Financial Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.*

EX-101.INS	XBRL INSTANCE DOCUMENT

EX-101.SCH	XBRL TAXONOMY EXTENSION SCHEMA DOCUMENT

EX-101.CAL	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE

EX-101.DEF	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE

EX-101.LAB	XBRL TAXONOMY EXTENSION LABELS LINKBASE

EX-101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE

_________

* Filed herewith.

21

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CITIUS PHARMACEUTICALS, INC.

Date: May 15, 2017	By:	/s/ Myron Holubiak
Myron Holubiak
Chief Executive Officer, Principal Executive Officer and Principal Financial Officer

22